Exhibit (j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated June 25, 2007 on the financial statements of the Steward Funds, Inc., consisting of the Steward Multi-Manager Equity Fund and the Steward Short-Term Bond Fund, dated as of April 30, 2007 and for the periods indicated therein and to all references to our firm included in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Steward Funds, Inc.'s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
January 8, 2008